UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 8, 2008

SMF ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	000-21825	65-0707824
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

200 W. Cypress Creek Rd., Suite 400	Fort Lauderdale, Florida	33309
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	(954) 308-4200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On September 8 and 10, 2008, the holders of an aggregate of 382 shares of the Company’s Series A Preferred Stock elected to convert those shares at the 1 to 1000 conversion ratio set by the Certificate of Designation for the Series A into an aggregate of 382,000 shares of the Company’s Common Stock. As a result of the conversion and issuance, the number of outstanding shares of Series A Preferred Stock was reduced from 4,587 to 4,205 and the number of outstanding shares of Common Stock outstanding was increased from 14,556,295 to 14,938,295.

On October 3, 2008, the Company paid the previously declared dividends on Series A and Series B Preferred Stock for the period ended June 30, 2008, in the aggregate amount ofo$113,207.16 and $80,174.65, respectively. The Company further reported that the dividend on the outstanding shares of Series A, Series B and Series C Preferred Stock for the period ended September 30, 2008 had been declared by the Board of Directors and would be paid on November 19, 2008 to shareholders of record on October 21, 2008. The Series A shareholders who converted their Preferred Stock to Common Stock before the record date will receive a proportionately reduced dividend, as prescribed by the Certificate of Designation for the Series A, effective as of the date of conversion.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 16, 2008	SMF ENERGY CORPORATION

	By:	/s/ Richard E. Gathright
Richard E. Gathright, Chief Executive Officer and President